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                            ASSET PURCHASE AGREEMENT

                          dated as of November 4, 1997

                                 by and between

                       HEALTHCARE IMAGING SERVICES, INC.
                                as the Purchaser

                                      and

                M.R. RADIOLOGY IMAGING OF LOWER MANHATTAN, P.C.
                                 as the Seller


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                               TABLE OF CONTENTS


1.  Definitions...............................................................1
    1.1      Defined Terms....................................................1
    1.2      Use of Defined Terms.............................................4
    1.3      Accounting Terms.................................................4
    1.4      Sections, Exhibits and Schedules.................................5
    1.5      Miscellaneous Terms..............................................5

2.  Purchase and Sale of Assets; License to Use Tradename.....................5
    2.1      Assets...........................................................5
    2.2      Excluded Assets..................................................7
    2.3      Assumed Liabilities..............................................7
    2.4      Purchase Price and Payment.......................................8
    2.5      Purchase Price Adjustments.......................................8
    2.6      Deliveries by the Purchaser at Closing..........................11
    2.7      Deliveries by the Seller at Closing.............................11
    2.8      Further Assurances..............................................12
    2.9      Risk of Loss....................................................12
    2.10     Conditions Precedent to the Asset Purchase......................12
    2.11     Power of Attorney...............................................13
    2.12     License to Use Tradename........................................13

3.  Representations, Warranties and Covenants of the Seller..................14
    3.1      Organization and Qualification..................................14
    3.2      Authority.......................................................14
    3.3      Compliance......................................................14
    3.4      Title to Assets.................................................15
    3.5      Contracts.......................................................15
    3.6      Intellectual Property...........................................15
    3.7      Investment Intent...............................................15
    3.8      Unregistered Securities.........................................15
    3.9      Accredited Investor.............................................15
    3.10     Consents........................................................15
    3.11     Permits and Licenses............................................16
    3.12     Employment Arrangements.........................................16
    3.13     Compliance With Laws............................................16
    3.14     Legal Proceedings...............................................16

4.  Representations, Warranties and Covenants of the Purchaser...............16
    4.1      Organization and Qualification..................................16

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    4.2      Authority.......................................................17
    4.3      Compliance......................................................17
    4.4      Consents........................................................17

5.  Non-Competition; Non-Solicitation........................................17
    5.1      Non-Competition.................................................17
    5.2      Non-Solicitation................................................17
    5.3      Ownership of Certain Securities.................................18
    5.4      Remedies........................................................18

6.  Indemnification..........................................................18
    6.1      Survival of Representations, Warranties, Covenants
               and Agreements................................................18
    6.2      General Indemnity...............................................19
    6.3      Reimbursement...................................................19
    6.4      Claims..........................................................19
    6.5      Disputes........................................................21

7.  Miscellaneous............................................................21
    7.1      Legal and Accounting Expenses...................................21
    7.2      Publicity.......................................................21
    7.3      Headings........................................................21
    7.4      Notices.........................................................21
    7.5      Successors and Assigns..........................................22
    7.6      Governing Law...................................................22
    7.7      Entire Agreement................................................22
    7.8      Counterparts....................................................22
    7.9      Severability....................................................23
    7.10     No Prejudice....................................................23
    7.11     No Third Party Beneficiaries....................................23
    7.12     Amendment and Modification......................................23
    7.13     Waiver..........................................................23

SCHEDULE 2.1(a)..............................................................25

SCHEDULE 2.1(c)..............................................................26

SCHEDULE 2.1(d)..............................................................27

SCHEDULE 2.1(e)..............................................................28

SCHEDULE 2.1(f)..............................................................29

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SCHEDULE 2.1(g)..............................................................30

SCHEDULE 2.1(h)..............................................................31

SCHEDULE 2.3.................................................................32

SCHEDULE 3.4.................................................................33

SCHEDULE 3.11................................................................34

SCHEDULE 4.5.................................................................36

SCHEDULE 5.1.................................................................37

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                            ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of November 4, 1997, by and between HealthCare Imaging Services, Inc., a Delaware corporation (the "Purchaser"), and M.R. Radiology Imaging of Lower Manhattan, P.C., a New York professional corporation (the "Seller").

    WHEREAS, the Seller currently operates a magnetic resonance imaging facility under the name of "MR Radiology Imaging of Lower Manhattan" located at 45 Beekman Street, New York, New York (the "Facility") and is engaged in the provision of diagnostic imaging services at the Facility (the "Practice");

    WHEREAS, the Purchaser desires to purchase (the "Asset Purchase") and the Seller desires to sell, all right, title and interest in and to the assets of the Seller set forth herein relating to the Facility and the Practice and the Seller desires to assign, and the Purchaser desires to assume, the obligations and liabilities of the Seller with respect to the Facility and the Practice specifically set forth herein, subject, in each case, to the exceptions, terms and conditions set forth herein; and

    WHEREAS, the Board of Directors of the Purchaser and the stockholder and directors of the Seller have duly approved the Asset Purchase.

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.  Definitions.

    1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

         Accounts Receivable: Defined in Section 2.1(a).

         Acquired Assets: Defined in Section 2.1.

         Actual Pre-Tax Profits: Defined in Section 2.5(c).

         Agreement: Defined in the prologue hereof.

         A/R Deficiency Adjustment Amount: Defined in Section 2.5(b).

         Asset Purchase: Defined in the prologue of this Agreement.

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         Assumed Liabilities: Defined in Section 2.3.

         Business Day: A day on which commercial banks in the State of New York are authorized to be open for business or are not required to close.

         Closing: The consummation of the purchase and sale contemplated by this Agreement.

         Closing Cash Purchase Price: Defined in Section 2.4(a).

         Closing Date: The date of this Agreement.

         Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         Collectable Accounts Receivable: Defined in Section 2.5(b).

         Collected Amounts: Defined in Section 2.5(a).

         Collected Amounts Schedule: Defined in Section 2.5(a).

         Common Stock: Defined in Section 2.4(b).

         Consents: All governmental and third party consents, permits, approvals, orders, authorizations, qualifications, and waivers required to be received by a Person for the consummation of the transactions contemplated by this Agreement.

         Contract: Any contract, agreement, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument (including insurance policies or benefit plans), invoice, purchase order, sales order or other similar document or agreement, whether written or oral.

         Determination Date: Defined in Section 2.4(b)(i)

         Dollars or "$": The legal currency of the United States of America.

         DVI Capital Lease. That certain capital lease between the Seller and DVI Financial Services, Inc. set forth on Schedule 2.3.

         Employees: Means all persons employed by the Seller in connection with the Practice or at the Facility, who are employed on the day immediately prior to the Closing Date, including any persons on disability, sick leave, layoff or leave of absence from such employment , whose names,

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job descriptions and current annual salaries and accrued bonuses are set forth on Schedule 3.12 hereto.

         Estimated Short Term Note Amount: Defined in Section 2.4(c).

         Excluded Assets: Defined in Section 2.2.

         Facility: Defined in the prologue of this Agreement.

         Final Adjustment: Defined in Section 2.5(d).

         Financial Statements: Defined in Section 2.5(c).

         GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis and consistent with past practices.

         Governmental Authority: Any United States or foreign governmental authority, including all agencies, bureaus, commissions, authorities or bodies of the federal government or any state, county, municipal or local government, including any court, judge, justice or magistrate.

         Intellectual Property: As defined in Section 2.1(j).

         Judgment: Any judgment, writ, order, injunction, determination, award or decree of or by any Governmental Authority.

         Law: Any statute, ordinance, code, rule, regulation, order or other law enacted, adopted, promulgated, applied or followed by any Governmental Authority.

         Lease: Defined in Schedule 2.1(f).

         Lien: Any security agreement, financing statement (whether or not filed), security or other like interest, conditional sale or other title retention agreement, lease or consignment or bailment given for security purposes, lien, mortgage, deed of trust, indenture, pledge, constructive or other trust or attachment.

         Material Adverse Effect: A material adverse effect on the business, assets, operations, condition (financial or otherwise), cash flows or prospects of (i) with respect to the Purchaser, the Purchaser, and (ii) with respect to the Seller, the Seller.

         Maturity Date: Defined in Section 2.4(c)

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         1996 Financial Statements: Defined in Section 2.5(c).

         1997 Financial Statements: Defined in Section 2.5(c).

         Person: Any individual, trustee, corporation, general or limited partnership, limited liability partnership, limited liability company, joint venture, joint stock company, bank, firm, Governmental Authority, trust, association, organization or unincorporated entity of any kind or nature whatsoever.

         Practice: Defined in the prologue of this Agreement.

         Pre-Tax Profit Adjustment Amount: Defined in Section 2.5(c).

         Professional Services Agreement: Defined in Section 2.10(a).

         Purchase Price: Defined in Section 2.4.

         Purchaser: Defined in the prologue of this Agreement.

         Purchaser's Counsel: The law firm of Shereff, Friedman, Hoffman & Goodman, LLP.

         Seller: Defined in the prologue of this Agreement.

         Short Term Note: Defined in Section 2.4(c)

         Taxes: All foreign, U.S. federal, state, county, local, municipal, sales, corporate income and other taxes, levies, customs duties, impositions, deductions, charges and withholdings, including income, sales and use taxes, and shall include any interest, penalties or additions thereto.

         Tax Returns: All returns, declarations and reports filed with a taxing authority and all information returns and statements of any kind or nature whatsoever filed with a taxing authority.

    1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders.

    1.3 Accounting Terms. All United States accounting terms not otherwise defined in this Agreement shall be construed in conformity with GAAP.

    1.4 Sections, Exhibits and Schedules. References in this Agreement to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of and to this Agreement. The Exhibits and

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Schedules to this Agreement are hereby incorporated herein by this reference as if fully set forth herein.

    1.5 Miscellaneous Terms. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, Section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

2.  Purchase and Sale of Assets; License to Use Tradename.

    2.1 Assets. Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells, conveys, transfers, assigns and delivers to the Purchaser, and the Purchaser hereby purchases from the Seller, all of the Seller's right, title and interests in and to the following assets, property and business of the Seller (whether or not owned or held under name MR Radiology Imaging of Lower Manhattan, P.C., MR Imaging of Lower Manhattan, P.C., MR Imaging Associates of Lower Manhattan, P.C., or any deviation of any of the foregoing) pertaining to the operation of the Practice at the Facility (the "Acquired Assets"), but in each case excluding the assets set forth in
Section 2.2 hereto:

    (a) all accounts receivable, including, but not limited to, all accounts receivable arising from services provided prior to the Closing Date, notwithstanding that invoices relating thereto have not yet been issued, including the accounts receivable set forth on Schedule 2.1(a) (the "Accounts Receivable");

    (b) all furniture, furnishings, fixtures and leasehold improvements of the Seller relating to the Practice, located at, or in transit to or from, the Facility;

    (c) all equipment, machinery, tools, personal property and other physical assets of any nature or kind of the Seller relating to the Practice, located at, or in transit to or from, the Facility, including the assets set forth on
Schedule 2.1(c);

    (d) all rights of the Seller with respect to leasehold interests relating to the personal property used in the Practice, including the personal property set forth on Schedule 2.1(d);

    (e) all rights of the Seller under the Contracts set forth on Schedule
2.1(e);

    (f) all rights of the Seller under the real property lease set forth on
Schedule 2.1(f) (the "Lease");

    (g) to the extent permitted by applicable Law, all rights under all permits, consents, plans, registrations and other documents, commitments, arrangements, undertakings, practices or

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authorizations held in connection with or necessary to the operation of the
Practice at the Facility set forth on Schedule 2.1(g);

    (h) all office and other supplies and inventories used by the Seller in connection with the Practice, including as set forth on Schedule 2.1(h);

    (i) all computer software (including documentation and related object and source codes) and hardware used in connection with the Practice;

    (j) all patents, patent rights, inventions, processes, designs and applications for patents used or useful in connection with the Practice, all trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, trade names, registered designs and unregistered design rights used or useful in the operation of the Practice at the Facility, including, but not limited to, all right, title and interest in and to the names "MR Radiology Imaging of Lower Manhattan", "M.R. Imaging of Lower Manhattan", and "MR Imaging Associates of Lower Manhattan" or any derivative of any of the foregoing (subject to the license granted to the Seller pursuant to Section 3.12 below), and all rights to sue for past infringement of any of the foregoing ("Intellectual Property");

    (k) all books of account, general, financial, accounting records, marketing and advertising material, legal forms and documents, files, invoices, patient, customer and supplier lists and other lists and data owned or used by Seller in connection with the Practice , including, without limitation, copies of the books and records of the Seller with respect to the Accounts Receivable;

    (l) all causes of action, judgments, claims, demands and other rights of the Seller of every kind or nature arising in connection with the operation of the Practice;

    (m) all rights of the Seller relating to or arising out of or under express or implied warranties from suppliers with respect to any of the Acquired Assets; and

    (n) all prepaid expenses, advances or deposits of any kind or nature whatsoever paid or made in connection with the Acquired Assets or the operation of the Practice at the Facility.

    To the extent that the conveyance, transfer or assignment of any Contract shall require the Consent of any Person other than the Purchaser or the Seller, this Agreement shall not constitute any such conveyance, transfer or assignment, or any agreement or attempt to agree to convey, transfer or assign the same, if such action would constitute a breach thereof unless and until such Consent shall have been obtained, provided that the Seller shall, to the extent not prohibited by the relevant Contract, license the Purchaser at the Closing to use in the Practice the Acquired Assets which are the subject thereof. Following the Closing Date, the Seller shall, if requested by the Purchaser, use its best efforts to obtain the consent of any party or parties to any such Contracts to the transfer, sublease or assignment thereof by the Seller to the Purchaser hereunder in all cases in which such

                                     - 6 -

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consent is required for transfer, sublease or assignment. If any such consent is not obtained, or if any attempted assignment thereof would be ineffective or would affect the rights of the Seller thereunder such that the Purchaser would not in fact receive all such rights, the Seller shall perform such Contract for the account of the Purchaser or otherwise cooperate with the Purchaser in any arrangement necessary or desirable to provide for the Purchaser the benefits under any such agreement, including, without limitation, enforcement for the benefit of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise. Notwithstanding the foregoing, the Seller delegates to the Purchaser and the Purchaser undertakes to pay, perform and discharge in a timely manner all Contracts under which the Seller is bound with respect to the Practice, whether or not any Consent to the assignment thereof is required.

    2.2 Excluded Assets. The term "Acquired Assets" shall not include any of the following (the "Excluded Assets"):

    (a) income and other tax records of the Seller, provided that the Seller shall retain these records for a period of not less than five years after the Closing and, upon a showing of good cause and execution of confidentiality agreements, in each case acceptable to the Seller, make them available to the Purchaser upon the Purchaser's reasonable request;

    (b) all cash of the Seller; and

    (c) the 1991 Cadillac Sedan used by the Seller.

    2.3 Assumed Liabilities. Except for the liabilities pertaining solely to the operation of the Practice at the Facility expressly set forth below (the "Assumed Liabilities"), the Purchaser shall not assume or become responsible for any of the debts, claims, liabilities, obligations, damages or expenses of the Seller, whether or not any of the foregoing relate to, or arise out of, the operation of the Practice at the Facility, of any kind or nature, whether known, unknown, contingent, absolute, liquidated, unliquidated, disputed, undisputed or otherwise, incurred or accruing on or prior to the Closing Date, including, without limitation, (w) any liabilities for Taxes which relate to periods prior to the Closing Date, (x) claims, suits, actions or proceedings arising out of events occurring in the operation or business of the Facility or the Practice on or prior to the Closing Date and (y) all claims that may arise with respect to services provided in connection with the Practice at the Facility on or prior to the Closing Date. The Assumed Liabilities shall be limited to all of the (a) accounts payable by the Seller in the ordinary course of business consistent with prior practice, (b) amounts due with respect to periods after the Closing Date under the Contracts and the Leases, and (c) amounts due with respect to periods after the Closing Date under the DVI Capital Lease; provided, however, that on the Closing Date the amount of all payments (including principal and interest) due under the DVI Capital Lease shall not exceed the sum of $306,386.85 (payable in 21 monthly installments of $14,589.85), and the Seller shall be current with all of its obligations thereunder, and will not be otherwise in default of any term of the DVI Capital Lease. To the extent that amounts due under the DVI Capital Lease shall exceed the sum of $306,386.85, the Seller shall be solely responsible for the payment of such excess amounts.

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    2.4  Purchase Price and Payment. In consideration of the sale of the
Acquired Assets hereunder, and subject to the adjustment provisions set forth in Section 2.5 below, in addition to assuming the Assumed Liabilities, the Purchaser shall pay to the Seller the purchase price (the "Purchase Price") as follows:

    (a) Cash Purchase Price. The sum of $900,000 (the "Cash Purchase Price"), to be paid to the Seller at the Closing, in immediately available funds by wire transfer to an account or accounts designated in writing by the Seller or by certified check or bank cashier's check made payable to the order of the Seller.

    (b) Stock Purchase Price. At the Closing, a certificate representing one million (1,000,000) shares of common stock, $.01 par value per share, of Purchaser (the "Common Stock") registered in the name of the Seller and bearing such restrictive legends as are required by applicable Law shall be delivered to the Seller.

    (c) Short Term Note. A promissory note of the Purchaser (the "Short Term Note") in the principal amount of $300,000 (the "Short Term Note Amount"), the form of which is attached as Exhibit A hereto, will be issued to Seller at the Closing. The Short Term Note will bear simple interest of eight (8) percent per annum. Subject Section 2.5(d) and subject to the terms of the Short Term Note, all accrued interest on the unpaid principal balance, along with the unpaid principal balance of the Short Term Note, will mature and be due and payable in full on December 31, 1997 (the "Maturity Date").

    2.5 Purchase Price Adjustments. The Purchase Price will be subject to adjustment in accordance with the following provisions.

    (a) Closing Date Cash Purchase Price Adjustment. On the Closing Date, the Seller shall deliver to the Purchaser a schedule (the "Collected Amounts Schedule"), calculated as of the Closing Date, reflecting all funds or other goods or services received by the Seller or collected by any party on behalf of the Seller or for which credit was received by Seller in respect of services rendered, or to be rendered, by the Practice or the Facility (cumulatively, the "Collected Amounts") during the period beginning on November 1, 1997 and continuing through the Closing Date less any and all expenses incurred by the Seller during such period in connection with the operation of the Practice at the Facility during such period, together with documentation reasonably satisfactory to the Purchaser of all such amounts and payments and all collection activities of the Seller or its agents during such period. The Cash Purchase Price will be reduced dollar-for-dollar to the extent of the Collected Amounts.

    (b) Collectable Accounts Receivable Adjustment.

         (i) On or prior to the twentieth (20th) calendar day prior to the Maturity Date, the Purchaser shall deliver to the Seller a schedule (the "A/R Reconciliation Schedule"), calculated

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as of the twentieth (20th) calendar day prior to the Maturity Date (the
"Determination Date"), reflecting (i) a listing of the Accounts Receivable as of the Closing Date as set forth on Schedule 2.1(a), (ii) the amount of each counterclaim, offset, deduction or allowance asserted by a payor, or allowed by the Purchaser (provided that any such allowance is given in accordance with the Purchaser's past business practices), with respect to the Accounts Receivable, including the reasons underlying each such counterclaim, offset, deductions or allowance, (iii) the Purchaser's calculation of the amount of valid counterclaims, offsets, deductions and allowances, and (iv) the (aa) aggregate amount of collections by the Purchaser, as of the Determination Date, with respect to the Accounts Receivable set forth on Schedule 2.1(a) hereto and (bb) the aggregate amount of those Accounts Receivable set forth on Schedule 2.1(a) hereto not yet collected but which the Purchaser reasonably believes will be collected within one hundred eighty (180) days of the Determination Date (together, the "Collectable Accounts Receivable").

         (ii) Unless the Seller, within ten (10) days after receipt of the A/R Reconciliation Schedule, notifies the Purchaser that it objects to the computation of the A/R Reconciliation Schedule, specifying the basis for such objection and its alternative computation of the A/R Reconciliation Schedule, the Collectable Accounts Receivable as set forth in the A/R Reconciliation Schedule shall be binding upon the parties. If the Purchaser and the Seller are unable to agree upon the A/R Reconciliation Schedule within thirty (30) days after any such notification has been given by the Seller or within a mutually agreed extended time period, the controversy shall be referred for final determination to a "Big 6" accounting firm, acceptable to the Seller and the Purchaser, for a determination of the A/R Reconciliation Schedule. Such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of the accounting firm.

         (iii) In accordance with the procedures described in Section 2.5(d) below, the Purchase Price will be reduced dollar-for-dollar to the extent that the aggregate of the Collectable Accounts Receivable is less than $500,000 (the "A/R Deficiency Adjustment Amount").

    (c) Pre-Tax Profits Deficiency Adjustment.

         (i) On or before the Closing Date, the Purchaser shall deliver to the Seller financial statements for the Practice for the 1996 fiscal year and for the first three quarters of the 1997 fiscal year prepared and reviewed by Purchaser's independent public accountants in accordance with GAAP (the "1996 Financial Statements" and the "1997 Financial Statements" respectively, and, together, the "Financial Statements") setting forth, among other things, the pre-tax profits of the Practice for such periods (the "Actual Pre-Tax Profits"). The Financial Statements shall be prepared in conformity with GAAP and shall be subject to such adjustments as shall be agreed between the Purchaser and the Seller. The Seller and its designated independent accounting firm shall have the right to review the procedures used to prepare the Financial Statements and to examine, at the Seller's expense, the books, records, work papers and all other information and material used in the preparation of the Financial Statements.

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         (ii) Unless the Seller, within ten (10) days after receipt of the
Financial Statements, notifies the Purchaser that it objects to the computation of the Actual Pre-Tax Profits, specifying the basis for such objection and its alternative computation of the Actual Pre-Tax Profits, the Actual Pre-Tax Profits set forth in the Financial Statements shall be binding upon the parties. If the Purchaser and the Seller are unable to agree upon the Actual Pre-Tax Profits within thirty (30) days after any such notification has been given by the Seller or within a mutually agreed to extended time period, the controversy shall be referred for final determination to a "Big 6" accounting firm, acceptable to the Seller and the Purchaser, for a determination of the Actual Pre-Tax Profits. Such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of the accounting firm.

         (iii) In accordance with the procedures described in Section 2.5(d) below, the Purchase Price will be reduced by $5.50 for every dollar by which the Actual Pre-Tax Profits as set forth in the 1997 Financial Statements (after deducting all business expenses of the Practice incurred in the ordinary course of business during such period) are less than eighty percent (80%) of $375,000 (the "Pre-Tax Profit Adjustment Amount" and, together with the A/R Deficiency Adjustment, the "Purchase Price Adjustment Amounts").

    (d) Method of Adjustment. Once the A/R Reconciliation Schedule and the 1997 Financial Statements have been finalized, the Purchase Price shall be adjusted in the manner set forth below to reflect any requisite Purchase Price Adjustments Amounts (the "Final Adjustment").

         (i) In the event that the aggregate of the Purchase Price Adjustment Amounts is less than the Short Term Note Amount, then within 10 days following the delivery by the Seller of the A/R Reconciliation Schedule and the 1997 Financial Statements and any period during which either is being contested, the Seller shall deliver to the Purchaser a notice of the adjusted principal amount of the Short Term Note which will be calculated by subtracting the aggregate of the Purchase Price Adjustment Amounts from the Short Term Note Amount.

         (ii) In the event that the aggregate of the Purchase Price Adjustment Amounts exceeds the Short Term Note Amount, then the Seller will, within ten calendar days after the final determination of the Purchase Price Adjustment Amounts pursuant to this Section 2.5, make payment to the Seller of the amount of such difference in immediately available funds by wire transfer to an account or accounts designated in writing by the Seller or by certified check or bank cashier's check made payable to the order of the Seller.

    (e) Payment at Maturity Date. Notwithstanding anything to the contrary set forth herein or in the Short Term Note, if, as a result of the Seller's contesting either the A/R Reconciliation Schedule or the 1997 Financial Statements pursuant to Sections 2.5(b) or 2.5(c) above, either or both of the A/R Deficiency Adjustment Amount or the Pre-Tax Profit Adjustment Amount have not been finally agreed upon by the parties as of the Maturity Date, then, in such event the amount which the Seller is obligated to pay under the Short Term Note on the Maturity Date shall be reduced by the amount which remains in dispute. The Seller's obligation to pay any remaining amounts due under the Short Term Note shall be deferred until such time as such disputes are resolved pursuant to the provisions of this Agreement; provided, however, that interest shall cease to accrue on the Short Term Note following the Maturity Date.

    2.6 Deliveries by the Purchaser at Closing. At the Closing, the Purchaser shall have delivered to the Seller the following:

         (a) resolutions duly adopted by the board of directors of the Purchaser authorizing the transactions which are the subject of this Agreement, certified by the Secretary of the Purchaser;

         (b) certificate executed by the Chief Executive Officer of the Purchaser certifying that the representations and warranties contained in
Section 4 hereof are true and correct in all material respects as of the Closing Date;

         (c) certificates issued by appropriate Governmental Authorities evidencing, as of a recent date, the good standing of the Purchaser in Delaware;

         (d) copies of the applicable charter documents and all amendments thereto of the Purchaser, certified by the appropriate Governmental Authorities;

         (e) the Professional Services Agreement executed by the Purchaser; and

    2.7 Deliveries by the Seller at Closing. At the Closing, the Seller shall deliver to the Purchaser the following:

         (a) executed and acknowledged (if appropriate) warranty deeds, assignments, bills of sale and/or certificates of title, dated the Closing Date, transferring to the Purchaser all of the Acquired Assets free and clear of all Liens, each reasonably satisfactory to the Purchaser in form and substance;

         (b) resolutions duly adopted by the board of directors and the stockholders of the Seller authorizing the transactions contemplated hereby, certified by the Secretary of the Seller;

         (c) certificates of the Seller executed by its authorized officers certifying that the representations and warranties contained in Section 3 hereof are true and correct as of the Closing Date;

         (d) all necessary third party consents to the assignment of the DVI Capital Lease, and other consents required hereunder;

         (e) an executed assignment of the Lease from the Seller to the Purchaser on terms and conditions satisfactory to the Purchaser in substantially the form attached hereto as Exhibit B (the

"Lease Assignment") together with an executed consent of the landlord under the Lease to the Lease Assignment in form and substance reasonably satisfactory to the Purchaser;

         (f) certificate issued by appropriate Governmental Authorities evidencing, as of a recent date, the good standing and tax status of the Seller in New York, which is the jurisdiction in which the Seller, with respect to operating to the Practice, is qualified to do business;

         (g) copies of the applicable charter instruments and all amendments thereto of the Seller, certified by the applicable Governmental Authorities;

         (h) copies of books and records relating to the Accounts Receivable;
and

         (i) all other certificates and documents reasonably requested by the Purchaser.

    2.8 Further Assurances. With respect to any Acquired Assets which cannot be physically delivered to the Purchaser because they are in the possession of third parties, the Seller will give all necessary instructions to the party in possession thereof and any other person that the Purchaser reasonably shall designate, with copies to the Purchaser, that all of the Seller's right, title and interest in and to the same have been vested in the Purchaser and that the same are to be held for the Purchaser's exclusive use and benefit.

    2.9 Risk of Loss. The Seller shall bear the risk of loss for the Acquired Assets until the Acquired Assets are transferred to the Purchaser on the Closing Date, and the Seller shall be entitled to retain any insurance proceeds received, or any other rights, as a result of any such loss.

    2.10 Conditions Precedent to the Asset Purchase. The Asset Purchase is subject to:

         (a) George Braff, M.D. entering into a professional services agreement with the Purchaser with respect to his continued provision of services to the Practice at the Facility on terms and conditions satisfactory to the Purchaser in substantially the form attached hereto as Exhibit A (the "Professional Services Agreement");

         (b) all accrued accounts payable, accrued expenses and accrued Taxes being paid to the extent practicable through the Closing Date and otherwise all such accrued accounts payable, accrued expenses and accrued Taxes that accrue through the Closing Date shall be borne by the Seller;

         (c) the delivery by the Seller at the Closing of the executed Lease Assignment together with an executed consent of the landlord under the Lease to the Lease Assignment in form and substance reasonably satisfactory to the Purchaser;

         (d) the Practice having, for the 1996 fiscal year and the first three quarters of the 1997 fiscal year, respectively, aggregate revenues of at least $1,580,000 and $875,000 and Actual Pre-Tax

Profits of at least $400,000 and $297,500 (in each case, after deducting all business expenses of the Practice incurred in the ordinary course of business during such periods), in each case as shown in the final 1996 Financial Statements and the final 1997 Financial Statements, respectively;

         (e) with respect to the Master Equipment Lease dated June 1, 1995 by and between DVI Financial Services and the Seller, the segregation of the equipment leased for the Facility from all other equipment leased by the Seller pursuant to such lease, and the acceptance and assumption of the segregated portion of the lease relating to the equipment leased for the Facility, by the Purchaser;

         (f) the receipt of all other requisite consents and approvals, including, without limitation, the approval of the board of directors and stockholders of the Seller; and

    2.11 Power of Attorney. Effective upon the Closing Date, the Seller hereby irrevocably constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of the Seller with full power of substitution, in the name of Purchaser, or the name of the Seller , on behalf of and for the benefit of the Purchaser, to collect all accounts receivable and other items being transferred, conveyed and assigned to the Purchaser as provided herein, to endorse, without recourse, checks, notes and other instruments in the name of the Seller, to institute and prosecute, in the name of the Seller or otherwise, all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Acquired Assets and to do all such acts and things in relation thereto as the Purchaser may deem advisable. The Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Seller directly or indirectly by the dissolution of the Seller or in any manner or for any reason. The Seller further agrees that the Purchaser shall retain for its own account any amounts collected pursuant to the foregoing power, and the Seller shall promptly transfer and deliver to the Purchaser any cash or other property received by the Seller after the Closing Date in respect of any accounts receivable or otherwise relating to the Acquired Assets or the Practice or the Facility.

    2.12 License to Use Tradename. The Purchaser hereby grants to the Seller, for so long as the Professional Services Agreement is in effect, a royalty-free, limited, exclusive, non-assignable (without the right to sublicense) license for the Seller to use the name "MR Radiology Imaging of Lower Manhattan" (the "Tradename") in the ordinary course of business in connection with the day-to-day operation of the Practice and the provision of services by George Braff, M.D. pursuant to the terms of the Professional Services Agreement. The Seller agrees that it shall use the Tradename only in a professional manner, in a fashion designed to protect and enhance the value, recognition and reputation of the Tradename and in accordance with all applicable Laws. Notwithstanding the foregoing, the Seller shall not and shall cause its and its affiliates' officers, directors, agents and shareholders not to use the Tradename on or in connection with any contract or transaction, nor incur any liability under the Tradename not in the ordinary course of Business of the Practice without the prior written consent of the Purchaser. The Seller acknowledges and agrees that the Purchaser shall continue to own all rights, title and interest in and to the Tradename and does not convey any proprietary interest therein to the Seller other than the license rights specifically granted in this Section 2.12. Immediately upon the termination of the Professional Services Agreement all of the Seller's rights to use the Tradename shall terminate and the Seller shall and shall cause its and its affiliates' officers, directors, employees and agents to cease all use of the Tradename.

3.  Representations, Warranties and Covenants of the Seller.

    The Seller hereby represents, warrants and covenants to the Purchaser as follows:

    3.1 Organization and Qualification. The Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of New York, has the requisite power and authority to carry on its business of operating the Practice as it is now being conducted and to own the Acquired Assets in connection therewith. The Seller is duly qualified or licensed as a foreign entity, and is in good standing, to do business in the State of New York.

    3.2 Authority. The Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes the valid and binding agreement of the Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency Laws and other Laws affecting the rights of creditors' generally and except as may be limited by the availability of equitable remedies.

    3.3 Compliance. None of the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby, or compliance by the Seller with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Acquired Assets under, any of the terms, conditions or provisions of (x) the organizational documents of the Seller, or (y) any Contracts to which the Seller is a party or to which any of the Acquired Assets or the Practice may be subject; or (ii) violate any Judgment applicable to either the Seller or to which any of the Acquired Assets or the Practice may be subject, except for, in the case of each of clauses (i)(y) and (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which would not, individually or in the aggregate, have a Material Adverse Effect.

    3.4 Title to Assets. The Seller owns and has good and marketable title to or, in the case of leased properties, a valid leasehold interest in, all of the Acquired Assets. Except as set forth in Schedule 3.4, the Seller holds title to each Acquired Asset free and clear of all Liens, which title will be terminated at the Closing in favor of the Purchaser.

    3.5 Contracts. Schedule 2.1(f) hereto contains a true and correct list of the Contracts with respect to the Acquired Assets to which the Seller is a party or to which the Acquired Assets are subject. The Seller is not, nor, to the knowledge of the Seller, is any other party, in default under any of the material Contracts.

    3.6 Intellectual Property. To the knowledge of the Seller, the use of the Intellectual Property by the Seller does not infringe upon or otherwise violate the rights of any third party and no claim has been asserted with respect thereto. The Seller is not aware of any claim which can be asserted by any Person against the Seller with respect to the use of any item of Intellectual Property or challenging or questioning the validity or effectiveness of such use of any such item. No officer, director, stockholder or employee of the Seller has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intellectual Property.

    3.7 Investment Intent. Seller is acquiring the Common Stock of the Purchaser for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

    3.8 Unregistered Securities. Seller understands that (i) the Common Stock has not been registered under the Securities Act, by reason of its issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and (ii) such Common Stock must be held by Seller indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration requirements.

    3.9 Accredited Investor. The Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act because each stockholder of the Seller is an individual (a) whose net worth exceeds $1,000,000 on the date hereof and (b) whose individual income exceeded $200,000 in each of the two previous years and who has a reasonable expectation of reaching the same income level in the current year.

    3.10 Consents. No notice to, filing with, or Consent of, any Person is necessary for the consummation by the Seller of the transactions contemplated by this Agreement other than those Consents (i) that are specifically required pursuant hereto, including the Schedules hereto, and (ii) the failure to obtain of which would not have a Material Adverse Effect.

    3.11 Permits and Licenses. Except as set forth on Schedule 3.11, all licenses and permits issued by any Governmental Authority used by the Seller in connection with the operation of the Practice at the Facility are in full force and effect and the Seller has not committed any act or failed to take any action which would (with notice or the lapse of time or both) result in the revocation or suspension of any such licenses or permits or in any other disciplinary action relating thereto nor has the Seller received any notice that it has committed any such act or failed to so act.

    3.12 Employment Arrangements. Set forth on Schedule 3.12 hereto is a true and complete list of all employees of Seller who are involved with the Practice, the Facility or the Acquired Assets in any respect (the "Employees"), together with a brief summary of their titles, duties, terms of employment and compensation arrangements. Purchaser is under no obligation to, but may, offer employment to any or all of these Employees. Seller is not a party to any contract with any of its Employees, agents, consultants, officers, salespersons, sales representatives, distributors or dealers that is not cancelable by Seller or its assignee without penalty or premium on not more than thirty (30) days' notice. The Seller shall be solely responsible for all compensation accruing with respect to periods on or after the Closing Date with respect to the Employees. The Seller shall be solely responsible for all severance and termination payments, if any, to be paid on or after the Closing Date with respect to the Employees.

    3.13 Compliance With Laws. The Seller is in compliance with all Laws applicable to the operation of the Practice at the facility, except for such Laws the noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

    3.14 Legal Proceedings. There is no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority pending or, to the knowledge of the Seller, threatened against or affecting the Acquired Assets or which questions the validity of this Agreement or any action taken or to be taken by the Seller in connection with the transactions contemplated hereby. There are no Judgments applicable to the Seller which would affect the Acquired Assets.

4.  Representations, Warranties and Covenants of the Purchaser.

    The Purchaser hereby represents, warrants and covenants to the Seller as follows:

    4.1 Organization and Qualification. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and the Purchaser has the requisite corporate power and authority to own its properties and carry on its business as it is now being conducted. The Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any such failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect.

    4.2 Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, this Agreement constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency Laws and other Laws affecting the rights of creditors' generally and except as may be limited by the availability of equitable remedies.

    4.3 Compliance. None of the execution and delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby, or compliance by the Purchaser with any of the provisions hereof, will
(i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, any of the terms, conditions or provisions of (x) the organizational documents of the Purchaser; or (y) any Contracts to which the Purchaser is a party or (ii) violate any Judgment applicable to the Purchaser.

    4.4 Consents. No notice to, filing with, or Consent of, any Person is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

5.  Non-Competition; Non-Solicitation.

    5.1 Non-Competition. During the term of the Professional Services Agreement and for a period of eighteen (18) months thereafter, the Seller shall refrain and shall cause its and its affiliates' officers, directors and shareholders to refrain from directly or indirectly carrying on, engaging in, being employed by, having a financial interest in or otherwise connected with a business similar to the business of the Practice (as further described below) located in the Borough of Manhattan, New York City, south of 42nd Street. For the purposes of this Section, the business of the Practice includes the business of owning, operating or managing diagnostic imaging centers and providing related healthcare management services, as well as any business in which, at the Closing Date, there was a bona fide intention on the part of either the Purchaser or the Practice to engage in the future; provided, however, that only businesses of the Purchaser or the Practice in which Seller, its or its affiliates' officers, directors and shareholders were engaged or with respect to which any of the foregoing had access to confidential information shall be included within the scope of this description. The Purchaser agrees that the performance by George Braff, M.D. of the Professional Services Agreement shall not be deemed to violate the foregoing non-compete covenant.

    5.2 Non-Solicitation. Seller further agrees that, during the term of the Professional Services Agreement and for a period of eighteen (18) months thereafter, the Seller shall refrain and shall cause its and its affiliates' officers, directors and shareholders to refrain from directly or indirectly soliciting any patient, client, customer, employee or consultant of the Practice or the Purchaser, including, for these purposes, any potential patient, client, customer, employee or consultant who, at the Closing Date, had been engaged in bona fide negotiations with the Practice or the Purchaser to become a client, customer, employee or consultant, from taking any action which may otherwise divert the clientele of the Practice or the Purchaser, and from directly or indirectly seeking or otherwise actively assisting any employee or consultant of the Practice or the Purchaser to leave the employ of or cease consulting for the Practice or the Purchaser.

    5.3 Ownership of Certain Securities. Anything to the contrary herein notwithstanding, the provisions of this Section shall not be deemed violated by the purchase and/or ownership by Seller or any of its or its affiliates' officers, directors or shareholders of shares of any class of equity securities (or options, warrants or rights to acquire such securities, or any securities convertible into such securities) representing (together with any securities which would be acquired upon the exercise of any such options, warrants or rights, or upon the conversion of any other security convertible into such securities) two percent (2%) or less of the outstanding shares of any such class of equity securities of any issuer whose securities are traded on a national securities exchange or listed or quoted by The Nasdaq Stock Market, the National Quotation Bureau Incorporated or any similar organization; provided, however, that you shall not be otherwise connected with or active in the business of the issuers described in this paragraph.

    5.4 Remedies. Seller hereby acknowledges that in the event of any breach or threatened breach by you of any of the provisions of this Section, the Purchaser would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, Seller agrees that, in such event, the Purchaser shall be entitled, and notwithstanding any election by the Purchaser to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies the Purchaser may have at law or in equity.

6.  Indemnification.

    6.1 Survival of Representations, Warranties, Covenants and Agreements. All representations and warranties of the parties hereto included or provided for herein shall survive for a period of twelve (12) months from the Closing Date; provided, however, that the representations and warranties of the (i) Seller set forth in Sections 3.2, 3.3, and 3.4 and (ii) Purchaser set forth in Sections 4.2, 4.3 and 4.4 shall survive indefinitely. All covenants, agreements and undertakings of the parties hereto included or provided for herein, including, without limitation (i) the undertaking of the Purchaser set forth in
Section 2.3, and (ii) the covenants, agreements and undertakings of the Seller set forth in Sections 3.7, 3.8, and 3.12, shall survive indefinitely.

    6.2  General Indemnity.

         (a) The Seller agrees to indemnify and hold harmless the Purchaser, and all directors, officers, employees and representatives of the Purchaser, against (A) any and all damage, loss, claim, expense, deficiency or cost in connection with the breach or threatened breach by the Seller of any representation, warranty or covenant made by the Seller hereunder or the failure to comply or threatened failure to comply by the Seller with any covenant, agreement or undertaking made by the Seller hereunder, (B) any and all liabilities, obligations, costs and expenses associated with the Practice or the Facility other than the Assumed Liabilities and (C) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing.

         (b) The Purchaser agrees to indemnify and hold harmless the Seller, and all directors, officers, employees and representatives of the Seller, against (A) any and all damage, loss, claim, expense, deficiency or cost in connection with the breach or threatened breach by the Purchaser of any representation, warranty or covenant made by the Purchaser hereunder or the failure to comply or threatened failure to comply by the Purchaser with any covenant, agreement or undertaking contained herein, (B) any and all liabilities, obligations, costs and expenses associated with the Assumed Liabilities and (C) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing.

    6.3  Reimbursement.

         (a) Subject to Section 6.4, the Seller agrees to reimburse the Purchaser on demand for any payment made by the Purchaser or any loss, damage, cost or expense suffered by the Purchaser at any time after the date hereof in respect of any matter to which the indemnity referred to in Section 5.2(a) relates.

         (b) Subject to Section 6.4 hereof, the Purchaser agrees to reimburse the Seller on demand for any payment made by the Seller or any loss, damage, cost or expense suffered by the Seller at any time after the date hereof in respect of any matter to which the indemnity referred to in Section 5.2(b) relates.

    6.4  Claims.

         (a) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Section 6.2(a) relates, the Purchaser, on not less than twenty
(20) days' notice to the Seller, may make settlement of such claim and such settlement shall be binding upon the Seller; provided, however, that the Seller shall have the option, to be exercised by notice to the Purchaser within ten
(10) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim; provided further, however, that the Seller shall not be liable for any settlement of any such claim effected by the Purchaser without the Seller's written consent but, if settled with the Seller's written consent, the Seller agrees to indemnify and hold harmless the Purchaser from and against any loss, liability, damage or expense by reason of such settlement. If the Seller shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Purchaser agrees to cooperate fully with the Seller and its attorneys with respect to such contest and defense. Any payment or settlement resulting from such contest, together with the total expenses thereof, including reasonable attorneys' fees, shall be binding upon the Seller. Notwithstanding the foregoing, the Seller agrees that, without the Purchaser's prior written consent, the Seller will not settle, compromise or consent to the entry of any Judgment in any pending or threatened claim in respect of which indemnification could be sought under the indemnification provisions of this Section 6 (whether or not the Purchaser or any other Person who may be indemnified hereunder is an actual or potential party to such claim) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Person who may be indemnified hereunder from all loss, liability, damage or expense arising out of such claim.

         (b) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Section 6.2(b) relates, the Seller, on not less than twenty
(20) days' notice to the Purchaser, may make settlement of, such claim and such settlement shall be binding upon the Purchaser; provided, however, that the Purchaser shall have the option, to be exercised by notice to the Seller within ten (10) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim; provided further, however, that the Purchaser shall not be liable for any settlement of any such claim effected by the Seller without its written consent but if settled with its written consent, the Purchaser agrees to indemnify and hold harmless the Seller from and against any loss, liability, damage or expense by reason of such settlement. If the Purchaser shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Seller agrees to cooperate fully with the Purchaser and its attorneys with respect to such contest and defense. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to reasonable attorneys' fees, shall be binding upon the Purchaser and the Seller. Notwithstanding the foregoing, the Purchaser agrees that, without the prior written consent of the Seller, the Purchaser will not settle, compromise or consent to the entry of any Judgment in any pending or threatened claim in respect of which indemnification could be sought under the indemnification provisions of this Section 6 (whether or not the Seller or any other Person who may be indemnified hereunder is an actual or potential party to such claim) unless such settlement, compromise or consent includes an unconditional release of the Seller and each other Person who may be indemnified hereunder from all loss, liability, damage or expense arising out of such claim.

    6.5  Disputes.

         (a) If the Purchaser claims that the Seller is liable with respect to any matter to which the foregoing indemnity relates, the Purchaser shall give written notice to the Seller, which notice shall specify the amount claimed and the facts upon which the claim is based. Each claim shall be deemed approved by the Seller unless the Seller gives the Purchaser written notice of disapproval within twenty (20) days of receipt of such claim. The parties shall undertake, in good faith, to adjust any such claim which is so disapproved.

         (b) If the Seller claims that the Purchaser is liable with respect to any matter to which the foregoing indemnity relates, the Seller shall give written notice to the Purchaser, which notice shall specify the amount claimed and the facts upon which the claim is based. Each claim shall be deemed approved by the Purchaser, unless the Purchaser gives the Seller written notice of disapproval within twenty (20) days of receipt of such claim. The parties shall undertake, in good faith, to adjust any such claim which is so disapproved.

7.  Miscellaneous.

    7.1 Legal and Accounting Expenses. Except as otherwise provided herein, the Seller and the Purchaser shall each bear its own expenses in connection with this transaction.

    7.2 Publicity. At all times from the date hereof to the Closing, the parties shall agree with each other as to timing and content prior to issuing any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing herein shall prohibit any party to this Agreement from making any public disclosure regarding this Agreement and the transactions contemplated hereby if, in the opinion of counsel to such party, such disclosure is required by Law or by valid judicial process.

    7.3 Headings. Section headings contained in this Agreement are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

    7.4 Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (i) on the date of service if personally served, (ii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid or (iii) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

    If to the Buyer, to

         HealthCare Imaging Services, Inc.
         Tri-Parkway Corporate Park
         200 Schulz Drive - 3rd Floor
         Red Bank, NJ 07701
         Attention: Elliott H. Vernon, Esq.

    If to the Seller, to:

         George Braff, M.D.
         43 West 13th Street
         New York, New York 10011

    7.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither of the parties hereto shall assign any rights or delegate any duties hereunder without the prior written consent of the other party hereto, and any assignment made without such consent shall be void and constitute a default hereunder.

    7.6 Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in the City of New York, State of New York, under the Commercial Arbitration Rules of the American Arbitration Association. Each of the parties hereto consents, for itself and in respect of its property, to the jurisdiction and venue of the City of New York, State of New York for purposes of this Section 7.6 and hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any dispute in the City of New York, State of New York, under the Commercial Arbitration Rules of the American Arbitration Association, in respect of this Agreement or any documents related thereto. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted under the law of the State of New York.

    7.7 Entire Agreement. This Agreement, including the Exhibits and Schedules, sets forth the entire understanding and agreement of the parties with respect to its subject matter and supersedes any and all prior understandings, negotiations or agreements among the parties hereto, both written and oral, with respect to such subject matter.

    7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same agreement.

    7.9 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

    7.10 No Prejudice. This Agreement has been jointly prepared and negotiated by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

    7.11 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

    7.12 Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by all parties hereto.

    7.13 Waiver. Each of the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party granting such waiver. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                            HEALTHCARE IMAGING
                                              SERVICES, INC.


                                            By: /s/ Elliott H. Vernon
                                               --------------------------------
                                               Name:  Elliott H. Vernon
                                               Title: Chairman of the Board,
                                                      President and Chief
                                                      Executive Officer


                                            M.R. RADIOLOGY IMAGING OF LOWER
                                            MANHATTAN, P.C.


                                            By:  /s/ George Braff, M.D.
                                               --------------------------------
                                               Name:  George Braff, M.D.
                                               Title: President


    The undersigned, George Braff, M.D., hereby joins in the execution of this Agreement only with respect to the provisions of Sections 5 and 6 hereof and the enforceability thereof.

                                               /s/ George Braff, M.D.
                                               --------------------------------
                                               George Braff, M.D.

                                SCHEDULE 2.1(a)

                              ACCOUNTS RECEIVABLE

Attached hereto are:

o M.R. Radiology Imaging of Lower Manhattan, P.C. - Accounts Receivable Due Diligence memorandum dated 10/6/97

o   Aged Trial Balance dated 1/1/90 - 10/30/97

                                SCHEDULE 2.1(c)

                     EQUIPMENT, MACHINERY, TOOLS, PERSONAL
                       PROPERTY AND OTHER PHYSICAL ASSETS

o One (1) G.E. MR MAX .5 Tesla MRI Unit with coils: knee, head, lumbar spine, cervical spine, shoulder and body

o   One (1) G.E. laser printer

o   One (1) Fuji FPM 2100 processor

o   One (1) Hitachi Ultrasound unit EUB 405 Plus with two probes

o   Panther II telephone system with eight (8) phones

o   Assorted office furniture

Assorted Leased Office Equipment

o   Digital dictation system model # 9906

o   Postage machine model # E500

o   ADS Billing/Radiology transcription system

o   Xerox 5328 copy machine

                                SCHEDULE 2.1(d)


               LEASEHOLD INTERESTS RELATING TO PERSONAL PROPERTY


None

                                SCHEDULE 2.1(e)

                                   CONTRACTS


Various Contracts:

o   RDS Deliver Service - For MRI                         Month to Month
o   ADEQ Inc. - MR Scanner Maintenance Service            Month to Month
o   SwissRay Empower, Inc. -                              Month to Month
    Service Agreement for Fuji 2100 X-ray Processor
o   HealthSource/Chubb - Health Insurance                 Expires: June 1998
o   Pitney Bowes - Postange Machine lease                 Contracts*
    Pitney Bowes - Digital System
o   Purchase Power - Postage by Phone account             Revolving credit line
o   Great Bear - Water cooler delivery                    Month to Month


*  In process of obtaining.

                                SCHEDULE 2.1(f)

                                 PROPERTY LEASE




                        Property Lease attached hereto.

                                SCHEDULE 2.1(g)

                    PERMITS, CONSENTS, PLANS, REGISTRATIONS




Attached hereto, George Braff, M.D., License to Practice in the State of New
York.

                                SCHEDULE 2.1(h)

                    OFFICE AND OTHER SUPPLIES AND INVENTORY


o   Two (2) Optical Discs - not used

o   Twelve (12) Vials Contrast - 15 ml Magnonist

o   Eleven (11) Boxes Film

o   Seven (7) Boxes Developer

o   Five (5) Boxes Fixer

o   One (1) Filing Cabinet - 5 drawer

o   Three (3) Filing Cabinets - 4 drawer

o   One (1) Metal Shelf

o   Two (2) IBM Wheelwriter Typewriters

o   Two (2) Gray Rolling Carts

o   One (1) Stretcher

o   Four (4) sets of View Boxes

o   One (1) Water Cooler

                                  SCHEDULE 2.3

                               DVI CAPITAL LEASE



                             Lease attached hereto.

                                  SCHEDULE 3.4

                                     LIENS





None.

                                 SCHEDULE 3.11

                         EXCEPTED PERMITS AND LICENSES




None.

                                 SCHEDULE 3.12

                     EMPLOYEES AND EMPLOYMENT ARRANGEMENTS



Kratzer, Robin A.                 SS #: ###-##-####             DOB: 6/28/52
6 West Lake Land Street           Hire Date: 10/21/94           Salary: $74,500
Bay Shore, NY  11706
Position: Technician

Hao, Sanna S.                     SS #: ###-##-####             DOB: 4/18/49
65-31 164 Street                  Hire Date: 7/91               Salary: $32,500
Fresh Meadows, NY  11365
Position: Transcriptionist

Clark, Patricia A.                SS #: ###-##-####             DOB: 9/04/60
31 Ross lane                      Hire Date: 2/77               Salary: $42,000
East Norwich, NY  11732
Position: Office Manager





Attached hereto is the most recent Payroll Journal for the period ending
10/24/97.

                                  SCHEDULE 4.5


                        CERTAIN EMPLOYEES TO BE RETAINED




Kratzer, Robin A.                 SS #: ###-##-####             DOB: 6/28/52
6 West Lake Land Street           Hire Date: 10/21/94           Salary: $74,500
Bay Shore, NY  11706
Position: Technician

Hao, Sanna S.                     SS #: ###-##-####             DOB: 4/18/49
65-31 164 Street                  Hire Date: 7/91               Salary: $32,500
Fresh Meadows, NY  11365
Position: Transcriptionist

Clark, Patricia A.                SS #: ###-##-####             DOB: 9/04/60
31 Ross lane                      Hire Date: 2/77               Salary: $42,000
East Norwich, NY  11732
Position: Office Manager

                                  SCHEDULE 5.1

                               BUSINESS LOCATIONS



One (1) Location:  M.R. Radiology Imaging of Lower Manhattan, P.C.
                   45 Beekman Street
                   New York, New York  10038